Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Indonesia Energy Corporation Limited on Amendment No. 2 to Form F-1 (File No. 333-232894) of our report dated June 28, 2019, except for Note 14, as to which the date is November 12, 2019, with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

November 12, 2019